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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.      )

Check the appropriate box:

☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑ Definitive Information Statement

DIXON TICONDEROGA COMPANY

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, $1.00 par value

(2)	Aggregate number of securities to which transaction applies:

3,207,894

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$7.00

(4)	Proposed maximum aggregate value of transaction:

$22,455,258

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION STATEMENT REQUIRED PURSUANT TO SECTION 14(f)

OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14f-1 THEREUNDER

DIXON TICONDEROGA COMPANY

(Exact name of registrant as specified in its corporate charter)

1-8689

(Commission File No.)

Delaware	23-0973760
(State of Incorporation)	(IRS Employer Identification No.)

195 International Parkway

Heathrow, FL 32746
(Address of principal executive offices)

(407) 829-9000

(Registrant’s telephone number, including area code)

Dixon Ticonderoga Company

195 International Parkway
Heathrow, Florida 32746

Information Statement Pursuant to Section 14(f)

of the Securities Exchange Act of 1934
and Rule 14f-1 thereunder

      This Information Statement is being mailed on or about January 7, 2005 as part of the Solicitation/ Recommendation Statement on Schedule 14D-9 (the “Statement”) of Dixon Ticonderoga Company (“Dixon”). You are receiving this Information Statement in connection with the possible election of persons designated by Pencil Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Fila-Fabbrica Italiana Lapis ed Affini S.p.A, an Italian corporation (“Fila”), to a majority of seats on the Board of Directors (the “Board”) of Dixon. As of December 16, 2004, Dixon entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fila and the Purchaser, pursuant to which the Purchaser is required to commence a tender offer to purchase all outstanding shares of Dixon’s common stock, $1.00 par value per share (the “Shares”), at a price per Share of $7.00, net to the seller in cash, upon the terms and conditions set forth in Purchaser’s Offer to Purchase for Cash (“Offer to Purchase”) dated January 7, 2005, and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”). The Offer to Purchase and the Letter of Transmittal are being mailed to shareholders of Dixon together with this information statement, and are filed as Exhibits (a)(1)(A) and (a)(1)(B), respectively, to the Tender Offer Statement on Schedule TO (as amended from time to time, the “Schedule TO”) filed by the Purchaser with the Securities and Exchange Commission (the “Commission”) on January 7, 2005.

      The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Purchaser will be merged with and into Dixon (the “Merger”). Following consummation of the Merger, Dixon will continue as the surviving corporation and will become a subsidiary of Fila. At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares owned by Dixon or any subsidiary of Dixon, Fila or any affiliate of Fila or any stockholder of Dixon who is entitled to and properly exercises appraisal rights under the DGCL) will be converted into the right to receive the amount in cash per Share paid pursuant to the Offer.

      The Offer, the Merger, and the Merger Agreement are more fully described in the Statement, to which this Information Statement is attached as Annex A, which was filed by Dixon with the Commission on January 7, 2005 and which is being mailed to stockholders of Dixon along with this Information Statement.

      This Information Statement is being mailed to you in accordance with Section 14(f) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 14f-1 promulgated thereunder. The information set forth herein supplements certain information set forth in the Statement. Information set forth herein related to Fila, the Purchaser or the Purchaser’s Designees (as defined below) has been provided by Fila.

      You are urged to read this Information Statement carefully. You are not, however, required to take any action in connection with the matters set forth herein.

      Pursuant to the Merger Agreement, the Purchaser commenced the Offer on January 7, 2005. The Offer is currently scheduled to expire at 5 p.m., New York City time, on Monday, February 7, 2005, unless the Purchaser extends it.

General

      Each Share entitles the holder to one vote. As of January 7, 2005, there were 3,207,894 Shares issued and outstanding.

Rights to Designate Directors and the Purchaser’s Designees

      The information contained herein concerning the Purchaser’s Designees (as defined below) has been furnished to Dixon by Fila and its designees. Accordingly, Dixon assumes no responsibility for the accuracy or completeness of this information.

      The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by the Purchaser pursuant to the Offer and a Stock Purchase Agreement dated as of December 16, 2004 among the Purchaser, Gino N. Pala and Richard F. Joyce, Dixon’s Co-Chief Executive Officers, Richard A. Asta, Dixon’s Executive Vice President of Finance and Chief Financial Officer, Leonard D. Dahlberg, Dixon’s Executive Vice President of Operations, John Adornetto, Dixon’s Vice President and Corporate Controller, Laura Hemmings, Dixon’s corporate Secretary, and Deborah Joyce, Mr. Joyce’s wife, (the “Stock Purchase Agreement”) the Purchaser will be entitled to designate up to such number of directors, rounded to the closest whole number, of the Board of Directors of Dixon (the “Board”), as will give the Purchaser representation on the Board equal to its proportionate ownership of the Shares and Dixon must, upon request by the Purchaser, promptly, at Dixon’s election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable the Purchaser’s designees to be elected or appointed to the Board and must use its reasonable best efforts to cause the Purchaser’s designees to be so elected or appointed. Dixon’s obligations relating to the Board are subject to Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act.

      If the Purchaser’s designees are elected or appointed to the Board, then until the Effective Time, the Board must have at least two directors, or such greater number as may be required by the rules of the American Stock Exchange, who are Independent directors. The term “Independent Director” is defined in the Merger Agreement to mean a member of Dixon’s Board (i) who (except as otherwise provided in the Merger Agreement) was a member of the Board on the date of the Merger Agreement, (ii) who is not an affiliate or associate of Fila or the Purchaser, (iii) who is not an employee of Dixon or any of its subsidiaries, and (iv) who is otherwise considered an independent director within the meaning of the rules of the American Stock Exchange. If the number of Independent Directors is reduced below two, or such greater number as may be required by the rules of the American Stock Exchange, the remaining Independent Director(s) will be entitled to designate persons to fill such vacancies who are not affiliates or associates of Fila or the Purchaser and who otherwise are considered independent directors within the meaning of the rules of the American Stock Exchange, and such persons would be deemed to be Independent Directors for purposes of the Merger Agreement. If there are no Independent Directors, then the other directors must use commercially reasonable efforts to designate two persons, or such greater number as may be required by the rules of the American Stock Exchange, to fill such vacancies who are not affiliates or associates of Fila or the Purchaser and who otherwise are considered independent directors within the meaning of the rules of the American Stock Exchange, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Following the purchase by the Purchaser of Shares pursuant to the Offer, and prior to the Effective Time, Fila and the Purchaser will use their reasonable best efforts to ensure that at least two Independent Directors (or such greater number as may be required by the rules of the American Stock Exchange) serve as directors of Dixon until the Effective Time and neither Fila nor the Purchaser will take any action to cause any Independent Director to be removed as a director of Dixon except for cause. The Independent Directors must form a committee that, during the period from the time Shares are accepted for purchase pursuant to the Offer until the Effective Time, to the extent permitted by the DGCL and the Merger Agreement, will have the sole power and authority, by a majority vote of such Independent Directors, to cause Dixon to (a) agree to amend the Merger Agreement or to extend the time for the performance of any of the obligations or other acts of Fila or the Purchaser under the Offer, the Merger or the Merger Agreement, or (b) exercise or waive any of Dixon’s rights, benefits, or remedies under the Merger Agreement, except for the right to terminate the Merger Agreement. In addition, during the period from the time Shares are accepted for purchase pursuant to the Offer until the Effective Time, any (a) amendment to Dixon’s Certificate of Incorporation or Bylaws, (b) termination of the Merger Agreement by Dixon, (c) other action that could adversely affect the interests of the holders of Shares (other than Fila or the Purchaser) and (d) action specified in the immediately preceding sentence with respect to which the DGCL does not permit a committee of the Board to exercise sole power and authority, will require, in addition to any other affirmative vote required under the DGCL or Dixon’s Certificate of Incorporation or Bylaws, the affirmative vote of not less than a majority of the entire Board, which majority shall include the concurrence of a majority of the Independent Directors, and neither Fila nor the Purchaser shall approve (either in its capacity as a stockholder or as a party to the Merger Agreement, as applicable), and each must use its reasonable best efforts to prevent the occurrence of, any such actions, unless such action shall have received the concurrence of a majority of the Independent Directors.

      The Purchaser’s Designees will be selected by the Purchaser from among the individuals listed below. Each of the following individuals has consented to serve as a director of Dixon if appointed or elected. None of the Purchaser’s Designees currently is a director of, or holds any positions with, Dixon. The Purchaser has advised Dixon that, to the best of the Purchaser’s knowledge, except as set forth below, none of the Purchaser’s Designees or any of their affiliates beneficially owns any equity securities or rights to acquire any such securities of Dixon, nor has any such person been involved in any transaction with Dixon or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the Commission other than with respect to transactions between Fila, the Purchaser and Dixon that have been described in the Schedule TO or the Statement.

      The name, age, present principal occupation or employment and five-year employment history of each of the individuals who may be selected as the Purchaser’s Designees are set forth below. The business address of each person listed below is Via Sempione, 2/C, 20016 Pero (MI), Milan, Italy and the telephone number at that address is 011-39-02-38-100-363.

Name	Principal Occupation Five Year Employment History, and Age

Alberto CANDELA	President of FILA since 1979.
President of Omyacolor S.A., a French subsidiary of Fila, (rue Nationale, 5124 St. Germain la Ville — France) since May 2000. With rotation every three years, President and Vice president of Interfila S.r.l. (Viale Mille 3, 20051 Limbiate (MI), a company organized under the laws of Italy, and engaged in the business of cosmetic pencils from January 1992 until September 2004.
Age: 65

Massimo CANDELA	Managing Director of FILA since January 2004.
Director of Omyacolor S.A. since May 2000.
Managing Director of Papeleria Mediterranea S.L., a Spanish subsidiary of Fila (Passeig Fluvial 4, 8150 Paretes del Valles Barcelona — Spain) since April 2000.
Director of CLAC Ltda, a company participated by Fila (Manuel A. Matta, 1801 Quilicura Santiago — Chile) since July 2000.
Director of FILA from June 1992 until December 2003.
With rotation every three years, Managing Director and simple Director of Interfila from January 1992 until September 2004.
Age: 39
Guido TRESOLDI	Vice President of FILA since 1979. CEO of Tecno-Tre di Guido Tresoldi (via Soldino 28, 6900 Lugano — Switzerland), Advisor for international companies and Trade, Business activities. Age: 66

Simone Franco CITTERIO	Director of FILA since June 2000.
General Manager of Euromobiliare Corporate Finance S.p.A (via Turati 9, 20121 Milano — Italy) since October 2002.
(Condirettore Centrale) Manager of Abax Bank S.p.A. (corso Monforte 34, 20122 Milano) since November 2004.
Director of Euromobiliare Corporate Finance S.p.A. from 1995 until September 2002.
Age: 42

Sauro ALBERTINI	Director of FILA since 1979. CEO of Albe, Lugano, Financial Advisor of Deutsche Bank (Switzerland) Ltd. Retired since 1980. Age: 85

Name	Principal Occupation Five Year Employment History, and Age

Luca PELOSIN	Director of FILA since June 2002.
General Director of Omyacolor S.A. since November 2004.
Consultant of Nuova Alpa Collanti S.r.l. (via Berlinguer 28, 20060 Colnago (MI), engaged in the glue business
Consultant of FILA from January 2002 until June 2002.
Age: 38

Amedeo NODARI	Director of FILA since September 1999.
President of Board of Directors of P.B. S.r.l. (piazza Scala 6, 20121 Milano), holding company indirectly owning a company in the business of motorbikes since September 2003.
Director of TURISMO E IMMOBILIARE S.p.A. (via Brera 16, 20121 Milano), engaged in the business of real estate investments in the tourism sector, since November 2004.
Manager of Banca Intesa S.p.A. (piazza Scala 6, 20121 Milano), Direzione Corporate, Responsabile Partecipazioni Istituzionali (‘corporate director, responsible for institutional participations’) since 1999.
Manager of Banca Intesa S.p.A. since February 1996.
Age: 44

Beneficial Ownership of Shares of Common Stock

      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of Shares beneficially owned by a person and the percentage of ownership held by that person, Shares subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days are deemed outstanding, while these Shares are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated below, Dixon believes, based on information furnished to Dixon, the persons and entities named in the table below have sole voting and investment power with respect to all Shares beneficially owned.

      Share Ownership of Officers and Directors. The following table shows, as of January 4, 2005, the Shares owned beneficially by the directors, nominees for directors and executive officers of Dixon.

	Amount and Nature		Percentage of
Name of Beneficial Owner	of Beneficial Ownership		Voting Securities

Gino N. Pala	696,070	(1)	21.4%
Richard F. Joyce	247,935	(2)	7.6%
Richard A. Asta	95,945	(3)	3.0%
Diego Cespedes Creixell	22,500	(4)	*
Philip M. Shasteen	26,269	(5)	*
Ben Berzin, Jr.	24,500	(5)	*
Kent Kramer	20,500	(5)	*
Wesley D. Scovanner	5,000	(8)	*
John Ritenour	10,000	(5)	*
Leonard D. Dahlberg, Jr.	25,894	(6)	*
John Adornetto	27,415	(7)	*
All directors and executive officers as a group	1,227,062	(9)	35.3%

*	Indicates ownership is less than 1%.

(1)	Includes 485,670 shares owned individually, 150,000 shares owned as trustee, and 12,800 shares owned as custodian for grandchildren. In addition, includes an option to purchase 47,600 shares that can be exercised within the next sixty days.

(2)	Includes options to purchase 69,000 shares that can be exercised within the next sixty days; a trust which owns 97,420 shares for which Mr. Joyce’s wife acts as Trustee; shares owned by Mr. Joyce jointly with his wife; shares owned by Mr. Joyce’s wife as custodian for their children; and shares owned by their children.

(3)	Includes options to purchase 37,800 shares that can be exercised within the next sixty days.

(4)	Includes options to purchase 22.500 shares that can be exercised within the next sixty days.

(5)	Includes options to purchase 10,000 shares that can be exercised within the next sixty days.

(6)	Includes options to purchase 17,800 shares that can be exercised within the next sixty days.

(7)	Includes options to purchase 15,600 shares that can be exercised within the next sixty days.

(8)	Includes options to purchase 5,000 shares that can be exercised within the next sixty days.

(9)	Includes options to purchase 270,900 shares that can be exercised within the next sixty days.

      Persons Owning More than Five Percent of Dixon Shares of Common Stock. The following table shows, as of January 4, 2005, all persons known to Dixon to be beneficial owners of more than 5% of Dixon’s Shares.

									Total
	Voting Authority				Dispositive Authority				Amount of
									Beneficial		Percent
Name and Address	Sole		Shared		Sole		Shared		Ownership		of Class

Gino N. Pala	47,600	(1)	-0-		47,600	(1)	648,470	(3)	696,070	*	21.4%
c/o Dixon Ticonderoga Company 195 International Parkway Heathrow, FL 32746
Richard F. Joyce	69,000	(2)	0	(3)	69,000	(2)	251,255	(4)	251,255	(2)	7.7%
c/o Dixon Ticonderoga Company 195 International Parkway Heathrow, FL 32746
Avocet Capital Management L.P.	0		217,400		0		217,400		217,400		6.8%
5508 Highway 290 West Suite 207 Austin, TX 78735
Loeb Arbitrage Fund Loeb Partners Corporation Loeb Offshore Fund	202,110		6,790		202,110		6,790		208,900		6.5%
61 Broadway New York, N. Y. 10006
Pencil Acquisition Corp.(5)	911,824		0		0		0		911,824		28.5%
c/o Fila-Fabbrira Italiana Lapis ed Affini S.p.A
Via Sempione, 2/ C, 20016 Pero (MI), Milan, Italy

(1)	Includes option to purchase 47,600 shares that can be exercised within the next 60 days.

(2)	Includes option to purchase 69,000 shares that can be exercised within the next 60 days.

(3)	Includes 485,670 shares owned individually, 150,000 shares owned as trustee, and 12,800 shares owned as custodian for grandchildren.

(4)	Includes a trust which owns 97,420 shares for which Mr. Joyce’s wife acts as Trustee; shares owned by Mr. Joyce jointly with his wife; shares owned by Mr. Joyce’s wife as custodian for their children; and shares owned by their children.

(5)	Under the terms of the Stock Purchase Agreement, Messrs. Pala, Joyce and other stockholders appointed designees of the Purchaser as proxies with respect to voting all shares beneficially owned by them, agreed to vote their shares in favor of approval of the proposed transaction and in opposition to any transaction inconsistent with the proposed transaction, and authorized the proxies to execute and deliver consents with respect to their shares upon any and all such matters as each such proxy or its substitute shall in its sole discretion deem proper. The Stock Purchase Agreement terminates in the event the Merger Agreement is terminated. Shares subject to the Stock Purchase Agreement represent approximately 28.5% of the outstanding Shares.

The Board of Directors of Dixon

      Structure/Independence. Dixon’s Board of Directors consists of nine seats which are divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Pursuant to the Board’s determination, each of Dixon’s directors, other than Messrs. Pala, Joyce, Asta and Cespedes, qualify as “independent” in accordance with the requirements of the American Stock Exchange listing standards. In addition, as further required by the American Stock Exchange listing standards, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Current members of the Board of Directors:

      GINO N. PALA, 76, Chairman of the Board of Directors and Co-Chief Executive Officer of Dixon since 1999, prior thereto, Chairman, President and Chief Executive Officer of the Company since 1989. Mr. Pala has been a director of Dixon since 1978 and is the father-in-law of Richard F. Joyce.

      RICHARD F. JOYCE, 49, Vice Chairman of the Board of Directors, President and Co-Chief Executive Officer of Dixon since 1999, prior thereto, Vice Chairman, President and Chief Operating Officer of Dixon’s Consumer Group and Chief Legal Executive since 1996. Mr. Joyce has been a director of Dixon since 1982. Mr. Joyce is the son-in-law of Mr. Pala.

      JOHN RITENOUR, 53, Chief Executive Officer, Insurance Office of America (insurance agency) since 1989. Mr. Ritenour has been a director of Dixon since 1999.

      PHILIP M. SHASTEEN, 55, attorney, and member of the Board of Directors of Johnson, Pope, Bokor, Ruppel & Burns, LLP, or its predecessor (law firm) since 1992. Mr. Shasteen has been a director of Dixon since 1986.

      RICHARD A. ASTA, 48, Executive Vice President of Finance and Chief Financial Officer of Dixon since 1990. Mr. Asta has been a director of Dixon since 1999.

      WESLEY D. SCOVANNER, 58, President, Wesley D. Scovanner & Associates, Inc., (financial and business consulting) since 1983. Mr. Scovanner has been a director of Dixon since 2002.

      BEN BERZIN, JR., 56, Executive Vice President, PNC Bank, N.A. (commercial bank) since 1990. Mr. Berzin has been a director of Dixon since 1994.

      KENT KRAMER, 60, Chief Executive Officer of Professional Sports Marketing, Inc. (sports marketing) since 1992. Mr. Kramer has been a director of Dixon since 1997.

      DIEGO CESPEDES CREIXELL, 46, President, Grupo Dixon S.A. de C.V., (an indirect subsidiary of Dixon) since 1996. Mr. Cespedes has been a director of Dixon since 2000.

Board Meetings and Committees

      Dixon’s fiscal year runs from October 1 through September 30. In the 2004 fiscal year, Dixon’s Board of Directors met fifteen times. In addition to meetings of the Board, some directors attended meetings of the Board’s audit, compensation and negotiating committees and often considered issues separate from these meetings. During the 2004 fiscal year, all directors attended at least 75% of the meetings of the Board and those committees on which he served. Dixon does not have a policy with regard to Board members’ attendance at annual stockholder meetings. All Dixon’s directors attended Dixon’s annual stockholder meeting held in 2004.

      Dixon’s Board has two standing committees.

      Audit Committee. The audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and performs certain functions and has responsibilities as set forth in the report below. Present members of the committee are Messrs. Scovanner (Chairman), Berzin, and Kramer, all independent (as defined in the American Stock Exchange listing standards) members of the

Board. During fiscal 2004, the committee held two meetings. A copy of the current charter of the Audit Committee is attached as an exhibit to Dixon’s annual report on Form 10-K for the fiscal year ended September 30, 2004, and is incorporated herein by reference.

      Dixon’s Board has determined that Dixon has at least one audit committee financial expert serving on its audit committee. That person is Mr. Scovanner and he has been determined by the Board to be independent, as that term is defined in the American Stock Exchange listing standards. Stockholders should understand that this designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Scovanner’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Scovanner any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.

      Audit Committee Report. The following report has been submitted by the audit committee of the Board.

      The primary function of the audit committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial information that will be provided to the stockholders and others, the systems of internal controls that management and the Board have established, and all audit processes.

      The general responsibilities of the audit committee include: providing open avenues of communication between the independent accountants and the Board; reporting significant audit committee actions to the full Board and making appropriate recommendations to the Board; and conducting or authorizing investigations into matters within the audit committee’s scope of responsibility including retaining independent counsel, accountants, or others as necessary to assist in an investigation. The Board has adopted a charter that outlines these responsibilities.

      During fiscal year 2004, the audit committee has received disclosure (including the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1) from and discussed with PricewaterhouseCoopers LLP, our independent accountants, regarding its relationships with Dixon and any other matters required to be discussed with the audit committee. Among those matters, the audit committee believes that any additional non-audit services rendered by the independent accountants were compatible with their ability to maintain their independence. The audit committee has discussed the audited financial statements for fiscal year 2004 and the report thereon with the independent accountants and with management.

      Based upon the review and discussions described above, the audit committee recommended to the Board that Dixon’s audited financial statements for the fiscal year ended September 30, 2004 be included in the company’s Annual Report on Form 10-K.

      The foregoing has been approved by all members of the audit committee.

Wesley D. Scovanner (Chairman)
Kent Kramer
Ben Berzin, Jr.

      Compensation Committee. The compensation committee reviews Dixon’s compensation practices and approves its compensation programs and plans and employment agreements with Dixon’s executive officers. Present members of the committee are Messrs. Ritenour (Chairman), Berzin, Kramer, Scovanner, and Shasteen. During fiscal 2004, the committee held five meetings.

      Nominations. The Board does not have a nominating committee or a nominating committee charter. In the past, incumbent directors have been customarily nominated for re-election to the Board unless the Chairman suggested otherwise. Currently, a majority of the independent members of the Board (as determined by the Board as required by the American Stock Exchange listing standards), rather than a nominating committee, determines those persons to be nominated. The Board believes that the current method of nominating directors is appropriate because it complies with the American Stock Exchange listing standards. Dixon does not have a policy with regard to consideration of any director candidates recommended by security holders. The Board believes that not having a policy with regard to consideration of any director candidates recommended by stockholders is appropriate at this time because of the pending Offer. If the Offer is not consummated, the Board will consider establishing such a policy. The Board would consider candidates recommended by stockholders, but has not established any procedures to be followed by security holders in submitting such recommendations. Stockholders who wish to recommend a candidate should contact Dixon’s Chairman at its executive offices in Heathrow, Florida.

      Candidates for Board membership must possess the background, skills and expertise to make a significant contribution to the Board, to Dixon and its stockholders. Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting Dixon; and ability and willingness to contribute special competencies to Board activities. The independent members of the Board also consider whether members and potential members are independent under the American Stock Exchange listing standards. In addition, candidates must possess the following personal attributes: personal integrity; loyalty to Dixon and concern for its success and welfare; willingness to apply sound and independent business judgment; and time available for meetings and consultation on company matters.

      Stockholder Communications. Dixon does not have a formalized process for stockholders to send communications to the Board. The Board is of the view that a formalized process is not necessary because Dixon’s Chairman has agreed to make himself available to receive stockholder communications and to forward any such communications to each Board member.

      Compensation Committee Interlocks and Insider Participation. No compensation committee members are or have been officers or employees of Dixon and none had interlocking relationships with any other entities, including any of the type that would be required to be disclosed in this Information Statement.

      Director Compensation. Of Dixon’s current Board members, Messrs. Pala, Joyce, Asta and Cespedes are salaried employees of Dixon. Board members who are not salaried employees of Dixon receive separate compensation for Board services. That compensation includes an annual retainer of $7,500 and attendance fees of $400 for each Board meeting and $450 for each Board committee meeting. Salaried employee Board members receive attendance fees of $350 for each Board meeting. We also reimburse the non-employee Board members for expenses related to their attendance. In the past, Board members were granted options to purchase Company common stock. No options were granted to Board members in fiscal 2002 or 2003. During fiscal year 2004, an option was granted to Mr. Scovanner to purchase 5,000 Shares at an exercise price of $3.41 per Share because the Company had neglected to grant him an option when his Board service commenced.

Executive Officers

      In addition to Messrs. Pala, Joyce, Asta and Cespedes, the following persons are executive officers of the Company:

LEONARD D. DAHLBERG, JR., 53, Executive Vice President of Operations since August 2000; prior thereto Executive Vice President of Procurement since 1999; prior thereto Executive Vice President, Industrial Group from 1996 until 1999; prior thereto Executive Vice President of Manufacturing/Consumer Products Division from 1995 until 1996; prior thereto Senior Vice President of Manufacturing from 1993 until 1995.

JOHN ADORNETTO, 62, Vice President and Corporate Controller since 1991.

Employment Agreements

      Dixon entered into an employment agreement with Mr. Pala in 1995 which, until amended effective January 1, 2004, had a rolling one-year term until Dixon or Mr. Pala terminates it. Currently, Mr. Pala is paid a base salary at a rate of $278,800 per annum, subject to increase from time to time in accordance with Dixon’s normal business practices and, if so increased, the salary may not be decreased. Under the agreement, Mr. Pala is also entitled to participate in other Dixon compensation programs and other benefits.

      Dixon may terminate Mr. Pala’s employment for cause (as defined in the Agreement), in which case Dixon is obligated to pay him his full salary through the date of termination. If Dixon terminates the agreement other than for cause or other than for his disability or if he terminates the agreement for good reason (as defined in the agreement, including if the successor to all or substantially all of Dixon’s business and/or assets does not expressly assume and agree to perform the agreement), he will:

Continue to receive his full salary through the date of termination;

Receive an amount equal to the product of (i) his annual salary, multiplied by (ii) the greater of the number of years remaining in the term of employment under the agreement or the number two, such payment to be made (a) if resulting from a termination based on a change of control of Dixon, in a lump sum on or before the fifth day following the date of termination, or (b) if resulting from any other cause, in substantially equal semi-monthly installments; and

Receive a bonus in an amount determined by multiplying his base salary by a percentage that is the average percentage of base salary that was paid (or payable) to him as a bonus under any Dixon bonus plan or arrangement, for the three full fiscal years immediately preceding the termination.

      Dixon has entered into employment agreements with Messrs. Joyce, Asta and Dahlberg which are similar in their terms to the agreement the Company entered into with Mr. Pala, except that Mr. Joyce’s, Mr. Asta’s and Mr. Dahlberg’s current salaries, are $225,802, $196,370 and $123,690 per annum, respectively.

      Amendments to the employment agreements described above were approved by Dixon’s compensation committee on July 7, 2004, signed on December 15, 2004, and effective as of January 1, 2004 (each, an “Amendment”, and together, the “Amendments”). The Amendments establish a three year term of employment commencing as of January 1, 2004, with annual renewals thereafter, update salaries and titles, change the definition of a change in control as defined in the Employment Agreements so that a change in control approved by Dixon’s board of directors is within the definition of that term, and add a provision that during a disability period and after termination for cause or for Dixon’s breach of the Employment Agreement or for good reason as defined in the Employment Agreement, benefits and other compensation will be paid as provided for under the Employment Agreements. The amount of the severance payments as provided for in the employment agreements upon a change in control was not changed.

      On December 15, 2004, Dixon entered into a Second Amendment to Employment Agreement (each, a “Second Amendment”, and together, the “Second Amendments”) with each of Messrs Pala, Joyce, Asta, and Dahlberg, (each, an “Executive”, and together, the “Executives”). Each Second Amendment amends the Employment Agreement previously entered into between the applicable Executive and Dixon, as previously amended by the Amendment. All of the Second Amendments are conditioned on the closing of the Offer.

      The Second Amendments for Messrs. Pala and Joyce provide that Messers. Pala and Joyce are not entitled to terminate their respective Employment Agreements because of a change in control until the expiration of the six month period immediately following the payment by the Purchaser for Shares of Dixon pursuant to the Offer, (the “Transition Period”) and that the payment by the Purchaser for Shares pursuant to the Offer will constitute a change in control giving rise to the right of the Executive to terminate his employment for good reason under the employment agreement and the Executive has the right to terminate his employment for good reason as a result of a change in control only during the three month period immediately following the end of the Transition Period. The Second Amendments for Messrs. Asta and Dahlberg are the same as those for Messrs. Pala and Joyce, except that the Transition Period referred to above is twelve months.

Success Bonus Plan

      In July, 2004, Dixon’s compensation committee approved in concept and in late November approved the terms of a written Success Bonus Plan to encourage certain of Dixon’s executives to remain with

Dixon and to support the sale of Dixon on terms approved by the independent members of Dixon’s Board. The success bonuses will be paid six months after a closing of the sale of Dixon and will be forfeited if the executive does not honor his employment agreement through that six month period unless Dixon agrees to allow the executive to voluntarily terminate his employment before that time. The bonuses are in the following amounts: Pala and Joyce — $46,000 each, Asta — $34,000, and Dahlberg — $22,500, and will be payable upon the closing of the Offer.

Certain Relationships and Related Transactions

      Dixon has loans outstanding to Messrs. Pala, Joyce and Asta in the principal amounts of $204,000, $127,000 and $125,000, respectively. The proceeds of the loans were used by the borrowers to purchase Shares from Dixon at the time that they exercised stock options. At the time, the shares of common stock are sold pursuant to the Stock Purchase Agreement, the loans must be repaid. Interest on a portion of the loans accrues at the rate of 8% per annum. The loans were made prior to the enactment of the Sarbanes-Oxley Act of 2002.

Executive Compensation

      The following tables show salaries, bonuses and other compensation paid during the last three fiscal years for Dixon’s Chairman and Co-Chief Executive Officer, the President and Co-Chief Executive Officer and Dixon’s other executive officers. No options were granted to executive officers in fiscal 2002, 2003 or 2004.

				Other Annual
Name and Principal Position	Year	Salary	Bonus	Compensation

Diego Cespedes Creixell	2004	$241,389	$98,000	$42,660
President, Grupo Dixon	2003	$191,780	$33,000	$26,229
S.A. de C.V.	2002	$182,939	$22,969	$11,298
Gino N. Pala	2004	$278,800	$25,000	$23,341
Chairman and Co-Chief	2003	$278,800	$52,275	$30,680
Executive Officer	2002	$278,800	$0	$39,846
Richard F. Joyce	2004	$225,802	$21,000	$28,928
President and Co-Chief	2003	$225,802	$42,338	$39,703
Executive Officer	2002	$225,802	$0	$37,827
Richard A. Asta	2004	$196,370	$17,000	$34,006
Executive Vice President of Finance and	2003	$196,370	$34,365	$30,751
Chief Financial Officer	2002	$196,370	$0	$34,133
Leonard D. Dahlberg	2004	$123,690	$7,000	$20,970
Executive Vice President	2003	$123,690	$13,915	$19,527
of Operations	2002	$123,690	$0	$19,179
John Adornetto	2004	$121,600	$13,280	$11,370
Vice President and	2003	$121,600	$13,680	$10,275
Corporate Controller	2002	$121,600	$0	$11,875

Report of the Compensation Committee on Executive Compensation

      The compensation committee reviews and recommends to the Board any changes in the compensation of all of Dixon’s executive officers except for Diego Cespedes Creixell, whose compensation is determined by the board of directors of Dixon’s Mexican subsidiary and approved by Dixon’s Chairman of the Board. Compensation for other company employees is determined by Dixon’s executive officers.

      The salaries of the executive officers were not increased in fiscal 2004. Bonuses were paid to the executive officers in fiscal 2004 in accordance with Dixon’s existing Management Incentive Program; however, Diego Cespedes Creixell’s bonus was paid as required by his employment agreement.

      During fiscal 2004, the compensation committee approved the amendments to the employment agreements with Dixon’s executive officers described under “Employment Agreements”, above, and the Success Bonus Plan described under “Success Bonus Plan,” above.

      The foregoing report is submitted by the members of the Compensation Committee:

John Ritenour (Chairman)
Ben Berzin, Jr.
Kent Kramer
Wesley D. Scovanner
Philip M. Shasteen

Option Grants in Last Fiscal Year

      No options were granted in the last fiscal year.

Aggregated Option Exercises in 2004 and 2004 Year-End Option Values

      No options were exercised in fiscal 2004. The following table provides information with respect to the shares of Company common stock underlying options at 2004 fiscal year end.

	Number of Securities
	Underlying Unexercised
	Options at Year-End		Value of Unexercised
			In-the-Money
Name	Exercisable	Unexercisable	Options at Year-End

Gino N. Pala	47,600	-0-	$8,778
Richard F. Joyce	69,000	-0-	10,395
Richard A. Asta	37,800	-0-	6,534
Diego Cespedes Creixell	22,500	-0-	4,950
Leonard D. Dahlberg, Jr.	17,800	-0-	2,574
John Adornetto	15,600	-0-	2,673

Performance Measurement Comparison

      The graph below compares the five-year total return to stockholders for the Company common stock with the comparable return of the two indexes listed. The graph assumes that you invested $100 in Company common stock and in each of the indexes on September 30, 1998. Points on the graph represent the performance as of the last business day of the years indicated.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG DIXON TICONDEROGA COMPANY, THE RUSSELL 2000 INDEX
AND A PEER GROUP

	Cumulative Total Return
	9/99	9/00	9/01	9/02	9/03	9/04

Dixon Ticonderoga Company	100.00	56.92	30.77	14.65	43.94	49.60
Russell 2000	100.00	123.39	97.22	88.18	120.36	142.96
Peer Group	100.00	113.65	103.79	115.15	126.66	137.76

*	$100 invested on 9/30/99 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

Other Matters

      Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires Dixon’s directors, officers and owners of more than 10% of the Shares to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Dixon’s common stock and any other equity securities. Based solely upon a review of our records, during the past fiscal year, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 during the 2004 fiscal year were filed on a timely basis.

      Code of Ethics. Dixon has adopted a code of ethics that applies to its principal executive officers, principal financial officer and principal accounting officer.

SIGNATURES

      Pursuant to the requirements of the Exchange Act, the Company has duly caused this information to be signed on its behalf by the undersigned hereunto duly authorized.

DIXON TICONDEROGA COMPANY

By:	/s/ GINO N. PALA

Name: Gino N. Pala

Title:	Chairman of the Board and Co-Chief Executive Officer

Dated: January 7, 2005